EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256119) on Form S-8 and (No. 333-275865) on Form S-3 of our reports dated February 5, 2024, with respect to the consolidated financial statements of Baker Hughes Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

February 5, 2024